Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

November 8, 2024

To the Managing Member of Whimsy Properties LLC:

We are acting as counsel to Whimsy Properties LLC, a Delaware series limited liability company (the "Company") with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interest (the "Interests") in each of the applicable series of the Company (each, a "Series") as set forth on Schedule 1 hereto (each, an "Offering").

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of formation of the Company, its Limited Liability Company Agreement, and the Series Designation of each Series undertaking an Offering, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Interests being sold pursuant to the offering statement are duly authorized by all necessary series limited liability company actions of the Company and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and holders of the Interests will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Interests.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

SCHEDULE 1

SERIES NAME	OFFERING PRICE PER INTEREST	MAXIMUM OFFERING SIZE
SERIES #1	$100	$730,000